Page 59 of 67 Pages


                                                                       EXHIBIT 6



                                    AGREEMENT

     AGREEMENT made this ___ day of October, 1998, by and between the Circon Shareholder Committee (the "Committee"), which consists of Sandell Asset Management Corp. ("Sandell"), Metropolitan Capital Advisors, Inc.
("Metropolitan"), P. Schoenfeld Asset Management LLC ("PSAM"), and Alain Oberrotman ("Nominee"), with respect to the common stock of Circon Corporation, a Delaware corporation (the "Company").

                                R E C I T A L S:

     G. The Committee has been formed for the purpose of nominating two persons (the "Nominees") and soliciting proxies for the election of such Nominees as directors at the Company's Annual Meeting of Shareholders.

     H. The Committee has asked, and the Nominee has agreed, to serve as one of the Committee's nominees.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Indemnification. (a) In consideration of serving as a Nominee, the Committee and its members jointly and severally hereby agrees to indemnify and hold the Nominee harmless from and against any losses, claims, damages, liabilities, judgments or expenses (including legal fees; collectively "Losses") which relate to or are incurred in connection with the Nominee's serving as a Nominee. The foregoing indemnification shall specifically include, but shall not be limited to, any Losses that the Nominee may incur in connection with any actual or alleged securities laws violations relating to

                                                             Page 60 of 67 Pages


the contemplated proxy solicitation (other than such violations finally adjudicated to have been the result of the Nominee's willful misconduct or gross negligence).

     (b) If any claims are asserted against the Nominee with respect to which indemnity may be sought from the Committee pursuant to the immediately preceding paragraph, the Nominee shall, within a reasonable time after receipt of notice of such claim, notify the Committee and simultaneously notify its counsel, Shapiro Forman & Allen LLP, 380 Madison Avenue, New York, New York 10017, of the assertion of such claim (but the failure to so notify shall not, except to the extent that the Committee may be prejudiced thereby, relieve the Committee from any liability which the Committee may have to the Nominee), and the Committee shall assume the defense thereof, including the employment of counsel selected by the Committee and reasonably acceptable to the Nominee and the payment of all fees and expenses in connection therewith. The Nominee shall have the right to employ separate counsel with respect to any such claim and participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the Nominee's expense, unless (a) the employment of such separate counsel has been specifically authorized in writing by the Committee, (b) the Committee has failed to assume such defense or employ counsel reasonably acceptable to the Nominee, or (c) the parties to any such claim include both the Nominee and any one or more members of the Committee, and the Nominee shall have been advised by counsel that there may be one or more

                                                             Page 61 of 67 Pages


legal defenses available to the Nominee that are different from or additional to those available to any one or more members of the Committee or that there is a conflict of interest between the Nominee and one or more members of the Committee of such a nature that a joint representation of the Nominee and any one or more members of the Committee by the same counsel would not be in the Nominee's best interest (in any of which cases the Committee shall not have the right to assume the defense of such claim, but shall be liable for the reasonable fees and expenses of counsel selected by the Nominee and reasonably acceptable to the Committee).

     2. Fee. In consideration of the Nominee's agreement to serve as a Nominee through the conclusion of the Meeting, the Committee shall pay the Nominee the sum of $25,000 within two business days of the execution of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                              /s/ ALAIN M. OBERROTMAN
                                              ----------------------------------


                                            THE CIRCON SHAREHOLDERS COMMITTEE


                                            SANDELL ASSET MANAGEMENT CORP.

                                            By: /s/ THOMAS SANDELL
                                              ----------------------------------

                                            METROPOLITAN CAPITAL ADVISORS, INC.


                                            By: /s/ JEFFREY SCHWARZ
                                              ----------------------------------

                                            METROPOLITAN CAPITAL III, INC.


                                            By: /s/ JEFFREY SCHWARZ
                                              ----------------------------------

                                            P. SCHOENFELD ASSET MANAGEMENT, INC.


                                            By: /s/ THOMAS ISENBERG
                                              ----------------------------------